Exhibit 99.1

Pattern Energy Reports Fourth Quarter and Year End 2019 Financial Results
- Declares dividend of $0.4220 per Class A common share(1) for first quarter 2020 -

SAN FRANCISCO, California, March 2, 2020 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ & TSX: PEGI) today announced its financial results for the 2019 fourth quarter and year end.

Highlights
(Comparisons made between fiscal 2019 and fiscal 2018 results, unless otherwise noted)

•	Proportional gigawatt hours (“GWh”) sold of 8,144 GWh

•	Revenue of $541 million

•	Net loss of $107 million

•	Adjusted EBITDA of $359 million

•	Cash available for distribution (“CAFD”) of $172 million, which met full year guidance

•	Declared a first quarter dividend of $0.4220 per Class A common share(1) or $1.688 on an annualized basis, subsequent to the end of the period, unchanged from the previous quarter's dividend

•	Acquired 251 megawatts (“MW”) of owned capacity in two facilities, Henvey Inlet Wind ("Henvey Inlet") in Ontario and Grady Wind ("Grady") in New Mexico

•	Received $256 million in a private placement of 10.4 million shares of perpetual preferred stock (the "Series A Preferred Stock")

•
Entered into a definitive merger agreement (the "Merger Agreement") announced November 4, 2019, through which Canada Pension Plan Investment Board ("CPP Investments") will acquire Pattern Energy in an all-cash transaction for $26.75 per share, and concurrently CPP Investments and Riverstone Holdings LLC (“Riverstone”) entered into an agreement pursuant to which, at or following the completion of the proposed acquisition of Pattern Energy by CPP Investments, CPP Investments and Riverstone will combine Pattern Energy and Pattern Energy Group Holdings 2 LP ("Pattern Development") under common ownership, bringing together the operating assets of Pattern Energy with the world class development projects and capabilities of Pattern Development

“The assets continue to perform well with wind resource just below our long-term average during the quarter,” said Mike Garland, CEO of Pattern Energy. “We met our 2019 full year guidance for CAFD and the business continues to perform in line with management's plan.”
(1) Such dividend will only be payable in the event the record date, which is March 31, 2020, occurs prior to the effective time of the merger under the Merger Agreement.
Financial and Operating Results
Pattern Energy sold 2,179,090 megawatt hours (“MWh”) of electricity on a proportional basis in the fourth quarter of 2019, compared to 1,966,677 MWh sold in the same period last year. Pattern Energy sold 8,144,403 MWh of electricity on a proportional basis for the year ended December 31, 2019 (the “full year 2019”), compared to 7,988,192 MWh in 2018. The 11% improvement in the quarterly period was primarily due to volume increases resulting from acquisitions and less favorable wind conditions in 2018 partially offset by volume decreases due to divestitures.
Net income was $40 million in the fourth quarter of 2019, compared to a net loss of $22 million for the same period in 2018. The increase in net income in the quarterly period was primarily due to a one-time $125 million distribution related to a refinancing at South Kent and Grand, partially offset by a $71 million pre-tax gain on the sale of K2 in 2018.

Net loss for the full year 2019 was $107 million compared to $69 million for the same period in 2018. The increase in net loss for the annual period was primarily due to $53 million in accelerated deprecation mainly as a result of the repowering at the Gulf Wind project, a $14 million increase in corrective maintenance repairs, a $14 million increase in contingent consideration payable to Pattern Energy Group LP as a result of construction cost savings at Tsugaru and the completion of construction at Grady and a $71 million decrease in other income resulting from the sale of K2 in 2018. These decreases were partially offset by a $106 million increase in earnings from our unconsolidated investments as a result of the suspension of equity method accounting and the recognition of distributions through earnings in 2019 and a decrease in our proportionate share of losses at Pattern Development.
Adjusted EBITDA was $94 million for the fourth quarter of 2019 compared to $81 million for the same period in 2018. The 16% increase in the quarterly period was primarily due to a $30 million increase in earnings due to new projects acquired and a $7 million decrease in losses at our development investment segment, partially offset by a $11 million decrease in earnings as a result of our divestiture of K2 and a $12 million decrease in earnings from projects fully operational in both periods.
Adjusted EBITDA was $359 million for the full year 2019 compared to $372 million for 2018. The $13 million decrease in Adjusted EBITDA during 2019 was primarily due to a $39 million decrease in earnings as a result of our divestiture of K2, a $5 million increase in losses at our development investment segment and a $24 million decrease in earnings from projects fully operational in both periods, partially offset by a $55 million increase in earnings due to new projects acquired. The decrease in earnings from projects fully operational in both periods was primarily due to increased corrective maintenance repairs.
Cash available for distribution was $44 million for the fourth quarter of 2019, compared to $35 million for the same period in 2018. The change in the quarterly period was primarily due to $21 million earned by new projects acquired, partially offset by a $10 million decrease in earnings from projects fully operational in both periods and a $2 million reduction as a result of divestitures.
Cash available for distribution was $172 million for the full year 2019 compared to $167 million for 2018. The $5 million increase in the annual period was primarily due to $30 million earned by new projects acquired, partially offset by a $14 million reduction as a result of divestitures and an $11 million decrease in earnings from projects fully operational in both periods. Based on dividends paid during 2019, Pattern Energy's dividend payout ratio was 96% of 2019 cash available for distribution.
Financial Guidance
In light of the expected closing of the Merger Agreement, the Company is not providing a target range for 2020 full year cash available for distribution at this time. Moreover, the Company has not evaluated its 2020 performance outlook for cash available for distribution for (among other things) the effect of the Merger Agreement and other recent market conditions. For more information about the Company's cash available for distribution, refer to the definitive proxy statement the Company filed on February 4, 2020.

Common Dividend
Pattern Energy declared a dividend for the first quarter 2020, payable on April 30, 2020, to common equity holders of record on March 31, 2020 in the amount of $0.4220 per Class A common share. Such dividend will only be payable in the event the record date, which is March 31, 2020, occurs prior to the effective time of the merger under the Merger Agreement. The quarterly dividend represents $1.688 on an annualized basis. The amount of the first quarter 2020 dividend is unchanged from the fourth quarter 2019 dividend.
Preferred Dividend
Pattern Energy declared a dividend, payable on April 30, 2020, to holders of record of the Series A Preferred Stock on April 15, 2020, aggregating to approximately $4 million.
New Acquisitions
Pattern Energy acquired two wind projects, Henvey Inlet and Grady, from Pattern Energy Group LP and Pattern Development, respectively, for total cash consideration of $293 million.

•
Pattern Energy acquired 100% of Pattern Energy Group LP's 50% equity ownership interest in the 300 MW Henvey Inlet facility for approximately $193 million, subject to adjustment, for an owned interest of 150 MW. Henvey Inlet is located on the northeast shore of Georgian Bay in Ontario and commenced commercial operation in September 2019. The facility utilizes 87 Vestas 3.45 MW turbines and has a 20-year PPA with the Independent Electricity System Operator for 100% of its production.

•
Pattern Energy acquired 51% of Pattern Development's Class B member interest in the 220 MW Grady facility for approximately $100 million for an owned interest of 101 MW. Grady is located in Curry County, New Mexico and commenced commercial operation in August 2019. The facility utilizes 84 Siemens Gamesa 2.625 MW turbines and has a 25-year PPA with Sacramento Municipal Utility District for 100% of its production, up to 200 MW.

New Financing Arrangement(2)
In October 2019, Pattern Energy issued 10.4 million shares of Series A Perpetual Preferred Stock with a par value of $260 million issued at a 1.5% discount. The Series A Preferred Shares are entitled to receive, when declared by the board of directors, cumulative cash dividends at an initial annual rate of 5.625%, based on the $25.00 per share liquidation preference. The annual dividend rate shall increase by 0.5% every year starting on the third anniversary of issuance date to a maximum of four escalations, or 7.625%. The Series A Preferred Shares are entitled to receive 12.6% of any cash distributions, including the return of capital, made by Pattern Development to the Company or any of its subsidiaries not to exceed $3.25 per Series A Preferred Share. Pattern Energy received net proceeds of $256 million which it used to fund the acquisition of Henvey Inlet, partially repay borrowings under the revolving credit facility and pay related expenses and fees.
(2) The consummation of the Merger Agreement would affect the terms of the Series A Preferred Shares described herein.
Acquisition Pipeline
Pattern Development has a pipeline of development projects totaling more than 10 gigawatts (“GW”). Pattern Energy has a right of first offer (“ROFO”) on the entire pipeline of acquisition opportunities. The identified ROFO list stands at 1,065 MW of total capacity and represents a portion of the pipeline of development projects, which are subject to Pattern Energy’s ROFO. Since its IPO, Pattern Energy has purchased more than 1.9 GW from Pattern Energy Group LP and Pattern Development.

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start	Commercial Operations	Contract Type	Rated (1)	Pattern Development Owned (2)
Sumita	Late stage development	Japan	2020	2022	PPA	100	55
Ishikari	Late stage development	Japan	2020	2023	PPA	112	112
Tohoku Project(s)	Mid-stage development	Japan	2021/2022	2024/2025	PPA	453	319
Corona Wind Project(s)	Late stage development	New Mexico	2020	2021	PPA	400	340
						1,065	826

(1)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of weather and other conditions, a project will not operate at its rated capacity at all times and the amount of electricity generated may be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(2)
Pattern Development owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Development's percentage ownership interest in the distributable cash flow of the project.

Pattern Energy Group Inc. Consolidated Statements of Operations (In millions of U.S. dollars, except share data)
	Three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)
Revenue:
Electricity sales	$144	$110	$517	$464
Other revenue	3	3	24	19
Total revenue	147	113	541	483
Cost of revenue:
Project expense	45	38	166	143
Transmission costs	8	5	25	26
Depreciation, amortization and accretion	82	84	318	250
Total cost of revenue	135	127	509	419
Gross profit (loss)	12	(14)	32	64
Operating expenses:
General and administrative	13	11	47	40
Development expense	1	—	14	—
Related party general and administrative	6	3	18	15
Impairment expense	—	—	—	7
Total operating expenses	20	14	79	62
Operating income (loss)	(8)	(28)	(47)	2
Other income (expense):
Interest expense	(33)	(28)	(111)	(109)
Gain (loss) on derivatives	3	1	6	17
Earnings in unconsolidated investments, net	123	(12)	107	1
Early extinguishment of debt	—	(6)	—	(6)
Net earnings (loss) on transactions	(9)	71	(14)	69
Other income (expense), net	(2)	(2)	(5)	(11)
Total other expense	82	24	(17)	(39)
Net loss before income tax	74	(4)	(64)	(37)
Income tax provision	34	18	43	32
Net income (loss)	40	(22)	(107)	(69)
Net loss attributable to noncontrolling interests	(17)	(9)	(76)	(211)
Net income (loss) attributable to Pattern Energy	57	(13)	(31)	142
Series A preferred stock dividends	$(4)	$—	$(4)	$—
Net income (loss) attributable to common shareholders	$53	$(13)	$(35)	$142

Weighted-average number of common shares outstanding
Basic	97,615,483	97,476,708	97,603,555	97,456,407
Diluted	106,308,984	97,476,708	97,603,555	97,651,501
Net income (loss) per share attributable to Pattern Energy
Basic	$0.55	$(0.15)	$(0.35)	$1.45
Diluted	$0.54	$(0.15)	$(0.35)	$1.45

Adjusted EBITDA and Cash Available for Distribution Non-GAAP Reconciliations
The following tables present a reconciliation of Adjusted EBITDA and cash available for distribution to net income (loss), the most directly comparable GAAP financial measure, for the periods indicated (in millions):

	Three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)
Net income (loss)	$40	$(22)	$(107)	$(69)
Plus:
Interest expense, net of interest income	31	28	107	107
Income tax provision	34	18	43	32
Depreciation, amortization and accretion	93	92	350	280
EBITDA	$198	$116	$393	$350
Unrealized (gain) loss on derivatives	(2)	6	6	5
Early extinguishment of debt	—	6	—	6
Impairment expense	—	—	—	7
Gain on asset sales	—	(71)	—	(71)
Adjustments for unconsolidated investments(1)	(118)	—	(126)	—
Other(2)	2	—	17	2
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	10	9	31	38
Income tax provision	—	—	—	1
Depreciation, amortization and accretion	9	9	30	35
(Gain) loss on derivatives	(5)	6	8	(1)
Adjusted EBITDA	$94	$81	$359	$372
Plus:
Distributions from unconsolidated investments(3)	10	10	45	58
Network upgrade reimbursement	—	—	1	1
Release of restricted cash	1	—	7	4
Stock-based compensation	1	1	5	5
Pay-go contribution	6	4	6	4
Other	8	4	13	1
Less:
Unconsolidated investment earnings and proportionate shares for EBITDA	(19)	(15)	(57)	(85)
Interest expense, less non-cash items and interest income	(29)	(25)	(99)	(99)
Income taxes	(1)	(4)	(4)	(4)
Non-expansionary capital expenditures	(1)	—	(1)	—
Distributions to noncontrolling interests	(8)	(9)	(41)	(38)
Principal payments paid from operating cash flows	(14)	(12)	(58)	(52)
Preferred stock dividend	(4)	—	(4)	—
Cash available for distribution	$44	$35	$172	$167

Weighted-average number of common shares outstanding
Basic	97,615,483	97,476,708	97,603,555	97,456,407

Cash available for distribution per share
Basic	$0.45	$0.36	$1.76	$1.71

(1)
Amount consists of gains on distributions from unconsolidated investments of $132 million and $142 million for the three and twelve months ended December 31, 2019, respectively, and suspended equity earnings of $13 million and $16 million for the three and twelve months ended December 31, 2019, respectively.

(2)
Included in Other for the three and twelve months ended December 31, 2019 is Development expense of $1 million and $14 million, respectively, related to the change in contingent consideration for the purchase of the Japan Acquisition and the Broadview Project acquisition, more fully described in the Company's 2019 Form 10-K, Note 5, Acquisitions and Note 15, Fair Value Measurements.

(3)	For the three and twelve months ended December 31, 2019, amount excludes a one-time distribution of $125 million related to the refinancing at South Kent and Grand.

Pattern Energy Group Inc. Consolidated Balance Sheets (In millions of U.S. dollars, except share and par value data)
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$156	$101
Restricted cash	—	4
Counterparty collateral	—	6
Trade receivables	81	50
Related party receivable	17	7
Derivative assets, current	3	14
Prepaid expenses	15	18
Deferred financing costs, current, net of accumulated amortization of $6 and $3 as of December 31, 2019 and December 31, 2018, respectively	2	2
Sales tax receivable	33	1
Notes receivable, current	13	—
Other current assets	17	8
Total current assets	337	211
Restricted cash	63	18
Major construction advances	39	84
Construction in progress	545	259
Property, plant and equipment, net	4,818	4,119
Unconsolidated investments	298	270
Derivative assets	8	9
Deferred financing costs	9	8
Net deferred tax assets	2	5
Intangible assets, net	808	219
Goodwill	58	58
Notes receivable	79	—
Other assets	109	34
Total assets	$7,173	$5,294

Pattern Energy Group Inc. Consolidated Balance Sheets (In millions of U.S. dollars, except share and par value data)
	December 31,
	2019	2018
Liabilities, mezzanine equity and equity
Current liabilities:
Accounts payable and other accrued liabilities	$68	$67
Accrued construction costs	112	27
Counterparty collateral liability	—	6
Accrued interest	15	14
Dividends payable	46	42
Derivative liabilities, current	12	2
Revolving credit facility, current	75	198
Current portion of long-term debt, net	414	56
Contingent liabilities, current	133	31
Asset retirement obligations, current	21	24
Other current liabilities	33	11
Total current liabilities	929	478
Revolving credit facility	25	25
Long-term debt, net	2,887	2,004
Derivative liabilities	103	31
Net deferred tax liabilities	151	117
Intangible liabilities, net	44	56
Contingent liabilities	35	142
Asset retirement obligations	242	185
Other long-term liabilities	146	71
Contract liability	27	26
Total liabilities	4,589	3,135
Commitments and contingencies
Mezzanine equity
Series A Preferred Stock, $0.01 par value per share; 100,000,000 preferred shares authorized; 10,400,000 and 0 shares of Series A Preferred Stock outstanding as of December 31, 2019 and December 31, 2018, respectively	234	—
Equity:
Class A common stock, $0.01 par value per share; 500,000,000 shares authorized; 98,199,909 and 98,051,629 shares outstanding as of December 31, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	968	1,130
Accumulated loss	(58)	(27)
Accumulated other comprehensive loss	(69)	(52)
Treasury stock, at cost; 289,690 and 223,040 shares of Class A common stock as of December 31, 2019 and December 31, 2018, respectively	(6)	(5)
Total equity before noncontrolling interests	836	1,047
Noncontrolling interests	1,514	1,112
Total equity	2,350	2,159
Total liabilities, mezzanine equity and equity	$7,173	$5,294

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In millions of U.S. dollars)
	For the year ended December 31,
	2019	2018
Operating activities
Net loss	$(107)	$(69)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	353	280
Impairment expense	—	7
Loss on derivatives	5	4
Stock-based compensation	5	5
Deferred taxes	38	16
Earnings in unconsolidated investments, net	(107)	(1)
Distributions from unconsolidated investments	40	48
Gain on transactions	—	(71)
Early extinguishment of debt	—	6
Other reconciling items	—	1
Changes in operating assets and liabilities:
Counterparty collateral asset	6	24
Trade receivables	(13)	1
Other current assets	(19)	15
Other assets (non-current)	(11)	(6)
Accounts payable and other accrued liabilities	(24)	3
Counterparty collateral liability	(6)	(24)
Contract liability	—	34
Contingent liabilities	5	—
Other current liabilities	(1)	26
Other long-term liabilities	3	(20)
Net cash provided by operating activities	167	279
Investing activities
Cash paid for acquisitions and investments, net of cash and restricted cash acquired	(326)	(415)
Proceeds from sale of investments, net of cash and restricted cash distributed	—	214
Capital expenditures	(264)	(181)
Distributions from unconsolidated investments	131	10
Other assets	(8)	(1)
Issuance of notes receivable	(4)	—
Net cash used in investing activities	(471)	(373)

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In millions of U.S. dollars)
	For the year ended December 31,
	2019	2018
Financing activities
Proceeds from preferred share offering	$256	$—
Dividends paid	(165)	(165)
Preferred share issuance costs	(1)	—
Capital contributions - noncontrolling interests	28	98
Capital distributions - noncontrolling interests	(41)	(38)
Payment for financing fees	(5)	(9)
Proceeds from long-term debt and other	454	226
Repayment of long-term debt and other	(57)	(186)
Proceeds from short-term debt	612	562
Repayment of short-term debt	(654)	(402)
Cash paid for contingent consideration	(21)	—
Proceeds (payments) for termination of designated derivatives	(3)	1
Other financing activities	(3)	(4)
Net cash provided by financing activities	400	83

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(4)
Net change in cash, cash equivalents and restricted cash	96	(15)
Cash, cash equivalents and restricted cash at beginning of period	123	138
Cash, cash equivalents and restricted cash at end of period	$219	$123
Supplemental disclosures
Cash payments for income taxes	$16	$2
Cash payments for interest expense	$100	$97
Schedule of non-cash activities
Change in property, plant and equipment	$33	$224
Change in additional paid-in capital	$2	$—
Accrual of equity issuance costs	$1	$—
Preferred share dividends declared	$4	$—
Purchase consideration	$3	$—

About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the Nasdaq Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 28 renewable energy projects with an operating capacity of 4.4 GW in the United States, Canada and Japan that use proven, best-in-class technology. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the payment of the first quarter 2020 dividend, the ability to consummate the Merger Agreement and the timing of any such consummation, statements with respect to financial guidance, and the ability to consummate acquisitions from the identified ROFO list. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether resulting from new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com